EXHIBIT 4.1

FIRST AMENDMENT TO THIRD SUPPLEMENTAL INDENTURE

FIRST AMENDMENT TO THIRD SUPPLEMENTAL INDENTURE (this “Amendment”), dated as of April 25, 2008, between Carnival Corporation, a corporation existing under the laws of the Republic of Panama (the “Company”), and U.S. Bank National Association, a national banking association organized and existing under the laws of the United States of America (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture, dated as of April 25, 2001 (the “ORIGINAL INDENTURE”), as supplemented by the Third Supplemental Indenture, dated as of April 29, 2003 (the “SUPPLEMENTAL INDENTURE”) (the Original Indenture, as supplemented by the Supplemental Indenture, the “INDENTURE”) providing for the issuance of Senior Convertible Debentures due 2033 (the “SECURITIES”);

WHEREAS, the Company desires to amend the Supplemental Indenture to add certain covenants and other provisions for the benefit of the Holders;

WHEREAS, pursuant to Section 9.1(2) of the Original Indenture, the Trustee is authorized to execute and deliver this Amendment; and

WHEREAS, all things necessary for the execution of this Amendment, and to make this Amendment a valid supplement to the Indenture according to its terms and a valid and binding agreement of the Company, have been done.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

1.             Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.            Amendment to Section 101 of the Supplemental Indenture. Section 101 of the Supplemental Indenture shall be amended as follows:

2.1              The following sentence shall be added immediately preceding the definition of “Agent Members”:

“‘Additional Shares’ has the meaning specified in Section 410(i).”

2.2              The following sentence shall be added immediately preceding the definition of “Certificated Security”:

“‘Cash Dividend’ has the meaning specified in Section 410(f).”

2.3              The following sentence shall be added immediately preceding the definition of “DTC”:

“‘Dividend Threshold’ means $0.40 per share, subject to adjustment as provided in Section 410(h).”

2.4              The following sentence shall be added immediately preceding the definition of “Exchange Act”:

“‘Effective Date’ has the meaning specified in Section 410(i).”

2.5              The following sentence shall be added immediately preceding the definition of “DTC”:

“‘Fundamental Change” means a Termination of Trading or a Change in Control, other than a Change in Control in which at least 90% of the consideration for the Company’s Common Stock (excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in the transaction or transactions constituting the Change in Control consists of common stock and any associated rights listed on a United States national securities exchange or quoted on a national automated dealer quotation system or established automated over-the-counter trading market in the United States, or which will be so traded or quoted when issued or exchanged in connection with the Change in Control, and as a result of such transaction or transactions the 2033 Debentures become convertible solely into such consideration.

2.6              The following sentence shall be added immediately preceding the definition of “Market Price”:

“‘Make Whole Premium’ has the meaning specified in Section 410(i).”

2.7              The following sentence shall be added immediately preceding the definition of “Subsidiary”:

“‘Stock Price’ has the meaning specified in Section 410(i).”

2.8              The following sentence shall be added immediately preceding the definition of “Tendered Shares”:

“‘Termination of Trading’ will be deemed to have occurred if the Common Stock (or other common stock into which the 2033 Debentures are then convertible) is not listed on a United States national securities exchange or approved for quotation and trading on a national automated dealer quotation system or established automated over-the-counter trading market in the United States, other than as a result of a transaction described in clause (2) of the definition of Change in Control.

3.            Amendment to Section 204 of the Supplemental Indenture. Section 204 of the Supplemental Indenture shall be amended by adding the following as a new paragraph at the end thereof:

“Notwithstanding the foregoing, outstanding 2033 Debentures shall also bear cash interest at the rate of 0.50% per annum on the Principal Amount at Maturity from April 29, 2008 or the most recent Interest Payment Date to which interest has been paid or duly provided for, to, but excluding, October 29, 2009, payable semi-annually in arrears on each of October 29, 2008, April 29, 2009 and October 29, 2009, to the Persons in whose names the 2033 Debentures are registered at the close of business on the October 14 or April 14 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Interest on the 2033 Debentures will be computed on the basis of a 360-day year comprised of twelve 30-day months. Each payment of cash interest on the 2033 Debentures shall include interest accrued through the day before the applicable Interest Payment Date. Any payment required to be made on any day that is not a Business Day shall be made on the next succeeding Business Day.”

4.            Amendment to Section 208(b) of the Supplemental Indenture. Section 208(b) of the Supplemental Indenture shall be amended by adding the following sentence as the final sentence thereof: “Such option to redeem the 2033 Debentures may not be exercised by the Company prior to October 29, 2009.”

5.             New Paragraphs (h) and (i) of Section 410. Section 410 shall be hereby amended by adding the following as new paragraphs (h) and (i):

“(h)        In case the Company pays or makes a cash dividend or distribution in respect of the Common Stock so that such dividend or distribution, when taken together with all other cash dividends and distributions made during the fiscal quarter of the Company in which such dividend or distribution is made, exceeds the Dividend Threshold, then the Base Conversion Rate shall be adjusted based on the following formula:

R’	=	R x (M)/(M-D)
Where
R	=	The Base Conversion Rate in effect immediately prior to the adjustment relating to such dividend or distribution;
R’	=	The adjusted Base Conversion Rate taking such dividend or distribution into account;
M	=	the average of the Sale Prices of the Common Stock for the ten consecutive Trading Days ending on the Trading Day immediately prior to the Ex-Dividend Date for such dividend or distribution;
D	=

The aggregate amount of all cash dividends and distributions made during the relevant fiscal quarter of the Company, minus the sum of (x) the Dividend Threshold plus (y) the amount of all other cash dividends and distributions made during such fiscal quarter for which an adjustment has already been made pursuant to this Section 410.

If any of the events described in the first sentence of Section 410(a) occur, the Dividend Threshold shall be adjusted in a manner consistent with the adjustments specified in respect of such events described in Section 410(a). An adjustment to the Base Conversion Rate made pursuant to this Section 410(h) shall become effective on the Ex-Dividend Date for such dividend or distribution. If any dividend described in this Section 410(h) is declared but not so paid or made, no adjustment to the Base Conversion Rate shall be made pursuant to this Section 410(h). For the avoidance of doubt, if and to the extent any adjustment pursuant to section 410(d) is made, no adjustment pursuant to this Section 410(h) shall be made.

(i)            If a Fundamental Change occurs prior to October 29, 2009, and a Holder elects to convert its Securities “in connection with” such Fundamental Change, the Company shall pay a make whole premium (the “Make Whole Premium”) by increasing the applicable Base Conversion Rate for the Securities surrendered for conversion by a number of additional shares of Common Stock as provided in this Section 410(i) (the “Additional Shares”). A conversion of 2033 Debentures shall be deemed for these purposes to be “in connection with” the Fundamental Change if the notice of conversion is received by the Conversion Agent from and including the effective date of such Fundamental Change (the “Effective Date”) and prior to the close of business on the Business Day immediately preceding the Change in Control Purchase Date relating to such Fundamental Change.

The number of Additional Shares per $1,000 principal amount of 2033 Debentures constituting the Make Whole Premium shall be determined by reference to the table below and shall be based on the Effective Date and the price (the “Stock Price”) paid, or deemed to be paid, per share of Common Stock in such transaction, subject to adjustments as set forth herein. If Holders of Common Stock receive only cash in the Fundamental Change transaction, the Stock Price shall be the cash amount paid per share of Common Stock. Otherwise, the Stock Price shall be the average of the closing sale prices of the Common Stock for each of the ten consecutive Trading Days prior to but excluding the Effective Date.

The following table sets forth the Additional Share amounts, if any, by which the applicable Base Conversion Rate shall be increased for each Stock Price and Effective Date.

Make Whole Premium (Increase in Applicable Base Conversion Rate)

Stock Price on Effective Date	4/29/08	10/29/08	4/29/09	10/29/09
$27.52	11.3258	11.5320	11.7389	11.9483
$30.00	9.3826	9.5718	9.7616	9.9537
$35.00	6.3022	6.4644	6.6271	6.7917
$40.00	4.1418	4.1866	4.2762	4.4203
$45.00	2.7618	2.7062	2.6039	2.5758

Stock Price on Effective Date	4/29/08	10/29/08	4/29/09	10/29/09
$50.00	1.8145	1.6960	1.4879	1.1002
$75.00	0.1994	0.1229	0.0473	0.0000
$100.00	0.0757	0.0502	0.0252	0.0000

If the actual Stock Price or the Effective Date is not set forth in the table above, then:

(i) if the actual Stock Price on the Effective Date is between two Stock Price amounts in the table or the actual Effective Date is between two Effective Dates in the table, the Additional Share amounts will be determined by a straight-line interpolation between the Additional Share amounts set forth for the higher and lower Stock Prices and the two Effective Dates on the table, as applicable, based on a 365-day year;

(ii) if the actual Stock Price on the Effective Date exceeds $100.00 per share of Common Stock, subject to adjustment as set forth herein, no adjustment to the Base Conversion Rate shall be made; and

(iii) if the actual Stock Price on the Effective Date is less than $27.52 per share of Common Stock, subject to adjustment as set forth herein, no adjustment to the Base Conversion Rate shall be made.

The Stock Prices set forth in the first column of the table above will be adjusted as of any date on which the Base Conversion Rate of the 2033 Debentures is adjusted pursuant to this Section 410. The adjusted Stock Prices will equal the Stock Prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the Base Conversion Rate immediately prior to the adjustment giving rise to the Stock Price adjustment and the denominator of which is the Base Conversion Rate as so adjusted. The number of Additional Share amounts set forth in the table above will be adjusted in the same manner as the Base Conversion Rate as set forth in this Section 410.

Notwithstanding the foregoing, in no event shall the Base Conversion Rate exceed 23.5058 shares per $1,000 principal amount of 2033 Debentures, subject to adjustment in the manner set forth in subsections (a) through (d) of this Section 4.10.”

6.            Amendment to Section 501 of the Supplemental Indenture. Section 501 of the Supplemental Indenture shall be amended by adding the following sentence as the final sentence thereof: “Such option to redeem the 2033 Debentures may not be exercised by the Company prior to October 29, 2009.”

7.            Amendment to Section 601 of the Supplemental Indenture. The text set forth prior to the colon in the second paragraph of Section 601 of the Supplemental Indenture shall be amended and restated to read as follows:

“2033 Debentures shall be purchased by the Company pursuant to the terms and conditions under the caption “Repurchase by the Company at the Option of the Holder” in the 2033 Debentures on any April 29 occurring in the years 2008, 2013, 2018, 2023, 2028 and on October 29, 2009 (each, a “Repurchase Date”), at the repurchase price specified therein (each, a “Repurchase Price”), at the option of the Holder thereof, upon”

8.            Amendments to Form of Securities. The following amendments shall be made to the form of Securities attached to the Supplemental Indenture as Annex A:

8.1         The first paragraph on the face of the form of Securities on page A-3 of the Supplemental Indenture shall be amended by adding the following sentence immediately after the first sentence thereof:

“Notwithstanding the foregoing, outstanding 2033 Debentures shall also bear cash interest at the rate of 0.50% per annum on the Principal Amount at Maturity from April 29, 2008 or the most recent Interest Payment Date to which interest has been paid or duly provided for, to, but excluding, October 29, 2009, payable semi-annually in arrears on each of October 29, 2008, April 29, 2009 and October 29, 2009, to the Persons in whose names the 2033 Debentures are registered at the close of business on the October 14 or April 14 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Interest on the 2033 Debentures will be computed on the basis of a 360-day year comprised of twelve 30-day months. Each payment of cash interest on the 2033 Debentures shall include interest accrued through the day before the applicable Interest Payment Date. Any payment required to be made on any day that is not a Business Day shall be made on the next succeeding Business Day.”

8.2         The first paragraph under the caption “Optional Redemption” shall be amended by adding the following sentence as the final sentence thereof: “Such option to redeem the 2033 Debentures may not be exercised by the Company prior to October 29, 2009.”

8.3         The text under the caption “Repurchase by the Company at the Option of the Holder” shall be amended and restated in its entirety to read as follows:

“Subject to the terms and conditions of the Indenture, the Company shall become obligated to purchase, at the option of the Holder, the 2033 Debentures held by such Holder on the following Repurchase Dates and at the following Repurchase Prices per $1,000 Principal Amount at Maturity of such 2033 Debentures, upon delivery of a Repurchase Notice containing the information set forth in the Indenture, at any time from the opening of business on the date that is at least 20 Business Days prior to such Repurchase Date until the close of business on such Repurchase Date and upon delivery of the 2033 Debentures to the Paying Agent by the Holder as set forth in the Indenture.

Repurchase Date	Repurchase Price
April 29, 2008	$ 646.88
October 29, 2009	$ 664.01
April 29, 2013	$ 705.76
April 29, 2018	$ 770.01
April 29, 2023	$ 840.10
April 29, 2028	$ 916.57

The Repurchase Price may be paid, at the option of the Company, in cash or by the issuance of Common Stock (as provided in the Indenture), or in any combination thereof.

Holders have the right to withdraw any Repurchase Notice by delivering to the Paying Agent a written notice of withdrawal prior to the close of business on the Repurchase Date in accordance with the provisions of the Indenture.

If cash (and/or securities if permitted under the Indenture) sufficient to pay the Repurchase Price of all 2033 Debentures or portions thereof to be purchased as of the Repurchase Date is deposited with the Paying Agent on the Business Day following the Repurchase Date, then, immediately after Repurchase Date, such 2033 Debenture will cease to be Outstanding, interest and Original Issue Discount thereon shall cease to accrue, and the rights of the Holder in respect thereof shall terminate (other than the right to receive the Repurchase Price upon surrender of such 2033 Debenture).”

9.            THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS AMENDMENT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

10.          Counterparts. The parties may sign any number of copies of this Amendment. Each signed copy shall be an original, but all of them together represent the same agreement.

11.          Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

12.          The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Amendment or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

13.          Effectiveness of Amendments to Indenture. This Amendment shall be effective upon its signing by the parties hereto.

14.          Conflict with Trust Indenture Act. If any provision of this Amendment limits, qualifies or conflicts with any provision of the Trust Indenture Act that may not be so limited, qualified or conflicted with, such provision of such Act shall control. If any provision of this Amendment modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the provision of such Act shall be deemed to apply to the Indenture as so modified or to be excluded by this Amendment, as the case may be.

15.          Separability Clause. In case any provision in this Amendment shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

16.          Benefits of Supplemental Indenture, etc. Nothing in this Amendment, the Indenture or the Securities, express or implied, shall give to any person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of Securities, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Amendment or the Securities.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date first above written.

CARNIVAL CORPORATION
By:	/s/ Joshua Weinstein
Name: Joshua Weinstein Title: Vice President & Treasurer

U.S. BANK NATIONAL ASSOCIATION
By:	/s/ Richard Prokosch
Name: Richard Prokosch Title: Vice President